EXHIBIT 15.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 33-99550 and 333-9180) of Korea Electric Power Corporation (“KEPCO”) of our report dated May 26, 2007, with respect to the consolidated balance sheet of KEPCO and subsidiaries as of December 31, 2006, and the related consolidated statements of income and stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006 and to the reference to our firm under the heading “Selected Financial Data”, which report and reference appears in the December 31, 2007, annual report on Form 20-F of KEPCO.

Our report dated May 26, 2007 contains an explanatory paragraph that states that we were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in note 1(b) and, accordingly, we do not express on opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by a successor auditor.

/s/    KPMG Samjong Accounting Corp.

Seoul, Korea

June 30, 2008